UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 23, 2014

Immune Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-51290	52-1841431
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

708 Third Avenue, Suite 210, New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.     Unregistered Sale of Equity Securities.

The information provided in Item 3.03 is incorporated by reference into this Item 3.02.

Item 3.03.     Material Modification to Rights of Security Holders.

On June 23, 2014, the current holders of 4,509 shares of Series C 8% Preferred Stock (the “Preferred Stock”) of Immune Pharmaceuticals Inc.(the “Company”), representing more than a majority of the outstanding Preferred Stock on June 23, 2014, agreed to amend the Company’s Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock (“Certificate of Designation”) and file a Certificate of Amendment to the Certificate of Designation (the “Amendment”) with the Secretary of State of the State of Delaware. Pursuant to the Amendment, the holders of the Preferred Stock are entitled, subject to the limitations on beneficial ownership contained in the Certificate of Designation, to vote on all matters as to which holders of the Company’s shares of common stock (the “Common Stock”) are entitled to vote. Each share of Preferred Stock entitles its holder to such number of votes per share equal to the number of shares of Common Stock which would be obtained upon the conversion of such share of Preferred Stock as if converted at market value of the Common Stock on the date of issuance. In addition, pursuant to the Amendment, in the event of future adjustments, the conversion price of the Preferred Stock will not be less than $0.25.

On June 23, 2014, the Company filed the Amendment with the Secretary of State of the State of Delaware.

In consideration for the consent of the Preferred Stockholders to amend the Certificate of Designation, and pursuant to the consent of greater than 67% of the holders of the securities issued in the Company’s March 10, 2014 private placement allowing issuance of new securities by the Company, on June 23, 2014, the Company agreed to issue two-year warrants (the “Warrants”) to purchase up to an aggregate of 427,179 shares of the Company’s Common Stock to the original purchasers of the Preferred Stock, at an exercise price of $3.00 per share. The terms of the Warrants are substantially similar to the terms of the warrants issued to the holders of the Preferred Stock in the Company’s private placement closed on March 10, 2014, except that the Warrants do not include certain adjustments and price protection. In addition, the Company will use its best efforts to include the Warrants and the shares of Common Stock underlying the Warrants as part of any other registration of securities filed by the Company with the Securities and Exchange Commission.

Pursuant to the Amendment, both the Preferred Stock and the issued Warrants are to be accounted for as stockholders’ equity. Had the Amendment and the issuance of the Warrants occurred on March 10, 2014, total stockholders’ equity as of March 31, 2014 would have been $5,616,000.

The Warrants and the shares issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof.

The foregoing is a summary of the terms of the Amendment and the Warrants and does not purport to be complete. The foregoing summary is qualified in its entirety by reference to the full text of the Amendment and the Form of Warrant, copies of which are filed herewith as Exhibits 3.1 and 4.1, respectively.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 23, 2014, Immune Pharmaceuticals Ltd., the Company’s wholly-owned Israeli subsidiary (“Immune Ltd”), and Daniel G. Teper, the Company’s Chief Executive Officer, entered into an amendment to that certain employment agreement, by and between Immune Ltd. and Mr. Teper, dated September 1, 2011 (the “Amendment”). The Amendment is effective as of June 1, 2014. Pursuant to the Amendment, (i) Mr. Teper’s base annual salary will be $100,000 (or NIS 20,500 per month) and will increase to $141,463 (or NIS 29,000 per month) commencing on January 1, 2015, for services rendered by Mr. Teper to Immune Ltd. (ii) the notice period for termination by employee was reduced to three months and by Immune Ltd. was reduced to six months, and (iii) Mr. Teper will be entitled to up to 10 paid vacation days, which can be accumulated, subject to certain conditions.

The employment agreement of Mr. Teper with Immune Ltd. is in addition to the existing employment agreement between the Company and Mr. Teper entered into on June 4, 2014, the terms of which were recently disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2014.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided in Item 3.03 is incorporated by reference into this Item 5.03.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
3.1	Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock.
4.1	Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.
Dated: June 23, 2014

	By:	/s/ Daniel G. Teper
Name: Daniel G. Teper
Title: Chief Executive Officer